Exhibit 10.4

OPTION AGREEMENT

THIS AGREEMENT made effective as of the 31st day of January, 2013

BETWEEN:

Viscount Nevada Holdings Ltd., with a resident agent address at

1000 East William Street, Suite 204, Carson City, Nevada  89701

(the "Optionor")

OF THE FIRST PART
AND:

Nevada Tungsten Holdings Ltd., with an office at

1671 Southwest 105, Davie FL 33324

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionor owns an undivided 100% right, title and interest in and to certain mining claims in the State of Nevada (the "Property") as more particularly set out in Schedule "A" hereto, subject only to the Royalty, and

B. The Optionee wishes to acquire an undivided 100% right, title and interest in and to all Tungsten located on the Property from the Optionor pursuant to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Optionee to the Optionor (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	"Commencement of Commercial Production" means:

(i)
if a mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the Property at 60% of its rated concentrating capacity; or

(ii)
if a mill is not located on the Property, the last day of a period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the Property for testing purposes, or during which milling operations are undertaken as initial tune-up, shall not be taken into account in determining the date of Commencement of Commercial Production;

(b)	“Net Smelter Returns” means the net proceeds actually paid from the sale of minerals mined and removed from the Property, after deduction of the following:

(i)
smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred by the Optionee, beyond the point at which the metal being treated is in solution, shall be considered as treatment charges;

(ii)
costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and

(iii)	ad valorem taxes and taxes based upon production, but not income taxes;

(c)	"Option" means the option to acquire an undivided 100% right, title and interest in and to all Tungsten on the Property as provided in this Agreement subject to the Royalty;

(d)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(e)
"Property" means the claims located in the State of Nevada as more particularly set out in Schedule "A" hereto, including any replacement or successor claims, and all mineral/mining leases and other mining interests derived from any such claims.  Any reference herein to any mineral permits comprising the Property includes any mineral/mining leases or other interests into which such mineral claims may have been replaced or converted;

(f)
"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property, or for the purpose of placing the Property into production or continuing production therefrom; and

(g)	“Royalty” means a 3% Net Smelter Returns Royalty as defined in and required to be paid pursuant to the provisions of this Agreement.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR.

(a)	The Optionor represents and warrants to and covenants with the Optionee, with the knowledge that the Optionee relies upon same in entering into this Agreement, that:

(i)	it has been duly formed and validly exists in good standing with respect to the filing of annual reports under the laws of its jurisdiction of formation;

(ii)	no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy;

(iii)
it has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such contstitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its partners, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(iv)
it is legally entitled to hold the Property and the Property Rights and will remain so entitled until and always to the extent such is required for the due transfer to the Optionee of its requisite interest in and to the Property pursuant to and upon the exercise of the Option;

(v)
it is, and at the time of each transfer to the Optionee of an interest in and to the Property pursuant to and upon the exercise of the Option it will be, the beneficial owner of all right, title and interest in and to such transferred interest, free and clear of all liens, charges, claims, liabilities and adverse interests of any nature or kind, and no taxes or rentals are or will be due in respect of the Property;

(vi)
the mineral permits comprising the Property and the mineral agreements in respect thereof have been, to the best of the Optionor's knowledge and belief after due inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Property is situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof;

(vii)
there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral permits comprising the Property or to the validity or enforceability of any of the mineral agreements in respect thereof, nor to the knowledge of the Optionor after due inquiry is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral permits comprising the Property or otherwise;

(viii)
it holds all surface rights in respect of the Property which are necessary or desireable to conduct the exploration and development thereof, including but not limited to the activities contemplated in Section 5 hereof; and

(ix)	the Property is not the whole or substantially the whole of the undertaking of the Optionor.

(b)
The representations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution and performance of this Agreement and of any transfers, assignments, deeds or further documents or acts of the parties respecting the Property.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE.

(a)	The Optionee represents and warrants to and covenants with the Optionor, with the knowledge that the Optionor relies upon same in entering into this Agreement, that:

(i)
it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(ii)
no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(iii)
it has all requisite corporate power and capacity, and has duly obtained all requisite corporate authorizations and performed all requisite corporate acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its shareholders or directors, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority applicable to it; and

(iv)	it is lawfully authorized to hold mineral permits and real property under the laws of the jurisdiction in which the Property is situate.

(b)
The representations and warranties contained in this section are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

4.	GRANT AND EXERCISE OF OPTION.

(a)
The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire up to an undivided 100% right, title and interest in and to all Tungsten located on the Property, free and clear of all charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, except for the Royalty.

(b)	The Option shall be in good standing and exercisable by the Optionee by paying the following amounts on or before the dates specified in the following schedule:

(i)	US$150,000 to the Optionor on or before February 15, 2013;

(ii)	US$100,000 to the Optionor on or before February 15, 2014;

(iii)	US$50,000 to the Optionor on or before February 15, 2015; and

(iv)	paying all such Property payments as may be required to maintain the mineral claims in good standing.

(c)	The Optionee shall use commercially reasonable efforts to incur the following annual work commitments as currently recommended and agreed to by the parties:

(i)	exploration expenditures on the Property of US$250,000 on or before the first anniversary of the execution of this Agreement;

(ii)	additional exploration expenditures on the Property of US$250,000 on or before the second anniversary of the execution of this Agreement; and

(iii)	additional exploration expenditures on the Property of US$1,000,000 on or before the third anniversary of the execution of this Agreement.

In the event that the Optionee spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the exploration expenditures to be incurred in the succeeding period.

5.
RIGHT OF ENTRY.  Throughout the Option Period, the Optionee and its directors, officers, employees, servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

(d)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

6.	OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD. During the Option Period, the Optionee shall:

(a)
maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral permits free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)	duly record all exploration work carried out on the Property by the Optionee as assessment work;

(c)	following commencement of exploration activities, provide the Optionor quarterly reports on all exploration and drilling work carried out on the Property and regularly transfer exploration data;

(d)
permit the partners, employees and designated consultants of the Optionor, at their own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any partner, employee or designated consultant of the Optionor while on the Property;

(e)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(f)
indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, but the Optionee shall incur no obligation hereunder in respect of any such costs, claims, liabilities and expenses arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition and in full compliance with requirements of all environmental laws and regulations;

(g)	permit the Optionor, at its own expense, reasonable access to the results of the work done on the Property during the last completed calendar year; and

(h)
deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Property.

The Optionor acknowledges and agrees that all technical and other information concerning the Property provided by the Optionee to it, directly or indirectly, shall be treated as confidential information, and it shall not copy, transmit or otherwise disclose, disseminate or use such information, including but not limited to use in violation of insider trading and other provisions of applicable securities laws, without the express written consent of the Optionee or unless such information is or becomes available to the public other than by way of the Optionor’s breach of its confidentiality obligation hereunder.

7.	TERMINATION OF OPTION.

(a)	The Option shall terminate:

(i)	upon the Optionee failing to make any payment or incur any exploration expenditure which must be made in or to or issued in exercise of the Option;

(ii)	subject to paragraph 15 hereof, upon the Optionee failing to remedy a default as provided therein; or

(iii)
at any other time, by the Optionee giving a minimum of ninety (90) days notice of such termination to the Optionor.  In the event that the Optionee provides such notice less than ninety (90) days prior to September 1st of any year, the Optionee shall pay all claim maintenance fees, lease payments and other taxes, rentals or payments due in respect of the Property for such year.

(b)	If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall:

(i)
leave in good standing, for a period of at least 12 months from the termination of the Option Period, those mineral permits comprising the Property, to the extent allowable by the laws of the jurisdiction in which the Property is situate;

(ii)
if the title of the mineral claims comprising the Property have been transferred to the Optionee, retransfer such title, free and clear of all liens, charges and advise interests, to the Optionor at the Optionee’s expense;

(iii)
deliver or make available at no cost to the Optionor, within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished or made available to the Optionor;

(iv)
reclaim the Property in accordance with the requirements of all applicable environmental laws and regulations, but only to the extent that such requirements result from the Optionee's activities on the Property hereunder.

(c)
If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

8.	ROYALTY. Upon the Commencement of Commercial Production, the Optionee shall pay to the Optionor, the Royalty.

9.
POWER TO CHARGE PROPERTY.  The Optionor shall not grant or claims to exist any liens, charges or mortgages (collectively referred to as an "encumbrance") upon the property or any portion thereof.  At any time after the Optionee has exercised the Option, in whole or in part, the Optionee may grant encumbrances upon the Property or any portion thereof, upon any mill or other fixed assets located thereon, and upon any or all of the tangible personal property located on or used in connection with the Property, to secure financing for the development of the Property, always provided that, unless otherwise agreed to by the Optionor, it shall be a term of each encumbrance that the encumbrancee or other person acquiring title to the Property upon enforcement of the encumbrance shall assure the due and punctual performance and observance of the Optionee’s covenants and conditions hereunder, and hold the same subject to the rights of the Optionor under this Agreement as if the encumbrancee or such other person had executed  the Original Acquisition Agreement and this Agreement as respectively, the Purchaser and Optionee.

10.
TRANSFERS.  The Optionee may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, transferee or recipient of any such interest shall have first delivered to the Optionor a written agreement to be bound by the terms of, respectively, the Original Acquisition Agreement and this Agreement.

11.
SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT.  The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprising in the Property by giving notice to the Optionor of such intention.  Any claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate for at least 12 months from the date of abandonment.  Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such claims has been transferred to the Optionee, the Optionee shall retransfer such title free and clear of all liens and other charges, encumbrances and adverse interests, to the Optionor at the Optionee's expense.

12.	FORCE MAJEURE.

(a)
If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing;

(b)
The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

13.
CONFIDENTIAL INFORMATION.  No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of minerals, ore, bullion or other product derived from the Property, shall be published or disclosed by the Optionor unless such information is or becomes public other than by way of the Optionor confidential obligation hereunder or without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

14.	ARBITRATION.

(a)	All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

(b)
It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute.  On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (c).

(c)
The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator.  The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in the State of Nevada, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure.  After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.  The expense of the arbitration shall be paid as specified in the award.

(d)	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

15.	DEFAULT. If at any time during the Option Period, the Optionee is in default of any material provision in this Agreement, the Optionor may terminate this Agreement, but only if:

(a)	it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b)
the Optionee has not, within 60 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

Should the Optionee fail to comply with the provision of subparagraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee, always provided that the default in question has not been cured or substantially cured at the time of the Optionee giving such notice of termination.

16.
NOTICES.  Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or telecopied to such party at the address for such party specified above.  The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier (with electronic confirmed receipt), shall be deemed conclusively to be the next business day.  Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

17.	GENERAL.

(a)	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

(b)
No consent or waiver shall be effective unless in writing and signed by the party giving same. No consent or waiver in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

(c)
The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

(d)	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(e)	This Agreement shall be governed by and construed in accordance with the laws of State of Nevada.

(f)	Time shall be of the essence in this Agreement.

(g)	Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED AND DELIVERED BY

Viscount Nevada Holdings Ltd.

Per:

Authorized Signatory

SIGNED AND DELIVERED BY

Nevada Tungsten Holdings Ltd.

Per:

Authorized Signatory

SCHEDULE "A"

CLAIM	SECTION	TOWNSHIP	RANGE	MERIDIAN

Cherry West 1	SE, Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 2	SE, Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 3	SE, Section 26 and NE Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 4	SE, Section 26 and NE Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 5	SE, Section 26 and NE Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 6	NE Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 7	NE Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 8	NE Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 9	NE Section and SE Section 23	T24N	R62E	Mt Diablo Meridian
Cherry West 10	SW Section 24 and NW Section 25	T24N	R62E	Mt Diablo Meridian
Cherry West 11	NW Section 25	T24N	R62E	Mt Diablo Meridian
Cherry West 12	NW Section 25	T24N	R62E	Mt Diablo Meridian
Cherry West 16	SE Section 23 and SW Section 23	T24N	R62E	Mt Diablo Meridian
Cherry West 17	SE Section 23 and SW Section 23; NE Section 26 and NW Section 26	T24N	R62E	Mt Diablo Meridian
Cherry West 22	SE Section 24, in T24N, R62E, NE Section 25, in T24N, R62E; SW Section 19 in T24N, R63E and NW Section 30 in T24N, R63E	T24N	R62E and R63E
Cherry West 23	NW Section 25, T24n, R62E and NW Section 30, T24N, R63E	T24N	R62E and R63E
Cherry West 24	SE Section 23	T24N	R62E	Mt Diablo Meridian
New Cherry 1	SW Section 24 and SE Section 24	T24N	R62E	Mt Diablo Meridian
New Cherry 2	SW Section 24 and SE Section 24	T24N	R62E	Mt Diablo Meridian
New Cherry 3	SE Section 24	T24N	R62E	Mt Diablo Meridian
New Cherry 4	SE Section 24	T24N	R62E	Mt Diablo Meridian
New Cherry 5	SE Section 24, T24N, R62E and SW Section 19, T24N, R63E	T24N	R62E and R63E	Mt Diablo Meridian
New Cherry 6	SE Section 24, T24N, R62E and SW Section 19, T24N, R63E	T24N	R62E and R63E	Mt Diablo Meridian
New Cherry 7	NE Section 25	T24N	R62E	Mt Diablo Meridian
New Cherry 8	NE Section 25, T24N, R62E and NW Section 30, T24N, R63E	T24N	R62E and R63E	Mt Diablo Meridian
New Cherry 13	NE Section 20	T24N	R63E	Mt Diablo Meridian
New Cherry 14	NE and SE Section 20	T24N	R63E	Mt Diablo Meridian
New Cherry 15	NE Section 20, SE Section 17 and SW Section 16	T24N	R63E	Mt Diablo Meridian
New Cherry 21	SW Section 16	T24N	R63E	Mt Diablo Meridian
New Cherry 22	SW and SE Section 16	T24N	R63E	Mt Diablo Meridian

Patent number: 46324 , Mineral survey number: 2645S, Claims: 97 and 97 -1:

[Patented mining claims situated in sections 24 and 25, T.24N., R. 62E, M.D.B & M. in Cherry Creek Mining District, County of White Pine, State of Nevada; excepting easements, reservations, and provisions contained in patent from the United States of America, recorded in Book 40, page 355, Patent Records, White Pine, County, Nevada]